Exhibit (l) (5)

1900 K Street, NW Washington, DC 20006-1110 +1 202 261 3300 Main +1 202 261 3333 Fax www.dechert.com

August 28, 2015

Golub Capital BDC, Inc.

150 South Wacker Drive

Suite 800

Chicago, IL 60606

Re:	Registration Statement on Form N-2

Ladies and Gentlemen:

We have acted as counsel to Golub Capital BDC, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form N-2 (Registration No. 333-193308) as originally filed on January 10, 2014 with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and as subsequently amended on February 19, 2014, March 18, 2014, August 21, 2014, December 10, 2014, April 13, 2015 and on or about the date hereof (the “Registration Statement”), relating to the proposed issuance by the Company of up to $75,000,000 of shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), to be offered and sold from time to time through the placement agent pursuant to an equity distribution agreement substantially in the form filed as Exhibit (h)(6) to the Registration Statement (the “Distribution Agreement”). This opinion letter is being furnished to the Company in accordance with the requirements of Item 25 of Form N-2 under the Investment Company Act of 1940, as amended, and no opinion is expressed herein as to any matter other than as to the legality of the Shares.

In rendering the opinion expressed below, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for rendering this opinion, including the following documents:

(i)	the Registration Statement;

(ii)	the Distribution Agreement;

(iii)	the form of certificate evidencing the Shares, filed as Exhibit (d)(1) to the Registration Statement;

(iv)	the Certificate of Incorporation of the Company;

(v)	the Bylaws of the Company;

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(vi)	a certificate of good standing with respect to the Company issued by the Secretary of State of the State of Delaware as of a recent date; and

(vii)	resolutions of the board of directors of the Company relating to, among other things, the authorization and issuance of the Shares.

As to the facts upon which this opinion is based, we have relied, to the extent we deem proper, upon certificates of public officials and certificates and written statements of officers, directors, employees and representatives of the Company.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents and the conformity to original documents of all documents submitted to us as copies. In addition, we have assumed (i) the legal capacity of all natural persons and (ii) the legal power and authority of all persons signing on behalf of the parties to all documents (other than the Company).

On the basis of the foregoing and subject to the assumptions and qualifications set forth in this letter, we are of the opinion that when (i) the Distribution Agreement has been duly executed and delivered by the parties thereto and (ii) the Shares are (a) issued and delivered against receipt by the Company of payment therefor at a price per Share not less than (1) the par value per share of the Common Stock and (2) the net asset value per share of the Common Stock less the placement agent’s commission, in each case as contemplated by the Registration Statement and the prospectus supplement and in accordance with the terms of the Distribution Agreement and (b), if applicable, countersigned by the transfer agent, the Shares will be validly issued, fully paid and nonassessable.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware and judicial interpretations thereof. We are members of the bar of the State of New York.

We assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus which forms a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dechert LLP

Dechert LLP